Strategic Partners Style Specific Funds
For the period ended 7/31/05
File number 811-09439

SUB-ITEM 77D

STRATEGIC PARTNERS STYLE SPECIFIC FUNDS


Strategic Partners Large Capitalization Value Fund

Supplement dated June 2, 2005
to
Prospectus dated October 1, 2004

Nanette Buziak no longer is a portfolio manger for the segment of the Strategic Partners Large Capitalization Value Fund advised by J.P. Morgan Investment Management Inc. The following replaces the first paragraph on page 46 of the prospectus under the section entitled "How the Trust is Managed - Advisers and Portfolio Managers":

Raffaele Zingone has managed the J.P. Morgan segment of the Portfolio since 2002 and Cris Posada, since 2004. Mr. Zingone, a Vice President of
J.P. Morgan, is a portfolio manager in the U.S. Equity Group. He joined
J.P. Morgan in 1991. Mr. Posada, a Vice President of J.P. Morgan, is a client portfolio manager in the U.S. Equity Group. An employee since 1997, he is responsible for product management and client servicing across J.P. Morgan's large cap equity spectrum of products.

MF2005C8